Exhibit 8

                                LOCK UP AGREEMENT

                                February 13, 2001

The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, New York 11729

                        Re:   Lock Up Agreement

Gentlemen:

      The undersigned is a holder of options ("Options") to purchase 100,000 shares of common stock, par value $.02 per share ("Common Stock"), of The Langer Biomechanics Group, Inc. (the "Company") granted to the undersigned by the Company on or about the date hereof in connection with the Consulting Agreement, dated on or about the date hereof, between the Company and the undersigned. As used herein, "Locked Up Stock" shall mean the shares of Common Stock received by the undersigned upon exercise of any of the 100,000 Options.

      The undersigned irrevocably agrees that the undersigned will not, without the written consent of the board of directors of the Company, directly or indirectly, make any offer, sale, assignment, transfer, pledge, hypothecation or other encumbrance, contract to sell, grant of an option to purchase or sell or other disposition of or enter into any transaction or device designed to, or which could reasonably be expected to result in the disposition by any person at any time in the future of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock until the third anniversary of the date of this Lock Up Agreement.

      The  undersigned   understands  that  any   certificates   issued  to  the
undersigned representing shares of Common Stock will bear a legend referencing the restrictions set forth in this Lock Up Agreement.

      This Lock Up Agreement shall terminate in its entirety upon the death or permanent disability of Warren B. Kanders, a member of the undersigned.

      The undersigned confirms that it understands that the Company will rely upon the representations set forth in this Agreement. This Agreement shall be binding on the undersigned and its respective successors, heirs, personal representatives and assigns.

                                              Very truly yours,

                                              Kanders & Company

                                              By: /s/ Warren B. Kanders
                                                  ---------------------
                                                  Name:   Warren B. Kanders
                                                  Title:  President


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